UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2005

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-17007	23-2486815
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	I.R.S. Employer Identification No.)

1608 Walnut Street, Suite 1000, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(215)-735-4422
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Robert Davis has resigned, effective as of September 6, 2005, as President and Chief Executive Officer of Republic First Bank, a wholly owned subsidiary of Republic First Bancorp, Inc. (the “Company”). Harry Madonna, who is President and Chief Executive Officer of the Company, has been appointed as President and Chief Executive Officer of Republic First Bank, also effective as of September 6, 2005. There have been no changes to Mr. Madonna’s Employment Agreement with the Company resulting from his appointment as President and Chief Executive Officer of Republic First Bank.

Mr. Madonna, age 62, has been the Chairman of the Board and Chief Executive Officer of the Company since 1988. He has also been the Chairman of the Board of Directors and Chief Executive Officer of First Bank of Delaware, a state-chartered bank based in Wilmington, Delaware, since 1999. First Bank of Delaware was spun off by the Company in January 2005. Mr. Madonna was previously of counsel to Spector Gadon and Rosen, P.C., a general practice law firm located in Philadelphia, Pennsylvania, from January of 2002 through June 2005, and, prior to that, a partner of Blank Rome Comisky and McCauley LLP, a general practice law firm located in Philadelphia, Pennsylvania, from 1980 through December, 2001. Mr. Madonna is also a director of Premier Healthcare Properties Trust, Mature Care Insurance Company, and AmeriChoice of Pennsylvania, a wholly-owned subsidiary of UnitedHealth Group, Inc.

Item 8.01 Other Events.

The Company issued a press release on August 29, 2005 with respect to the resignation of Mr. Davis and the appointment of Mr. Madonna as President and Chief Executive Officer of Republic First Bank. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated August 29, 2005 regarding the resignation of Mr. Davis and the appointment of Mr. Madonna as President and Chief Executive Officer of Republic First Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Dated: August 29, 2005	/s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Chief Financial Officer